Exhibit 21.1

Name of Subsidiary	Jurisdiction of Formation
Cal Dive I-Title XI, Inc.	Texas
Deepwater Abandonment Alternatives, Inc.	Texas
Energy Resource Technology (U.K.) Limited	Scotland
ERT Camelot Limited	Scotland
Helix Alliance Decom, LLC	Delaware
Helix do Brasil Serviços de Petróleo Ltda.	Brazil
Helix Energy Solutions (U.K.) Limited	Scotland
Helix International Group Holdings (U.K.) Limited	Scotland
Helix Offshore Crewing Services Limited	Scotland
Helix Offshore Crewing Services PTE. Ltd.	Singapore
Helix Offshore Energy Services (Australia) Pty Ltd.	Australia
Helix Offshore Holdings Ltd.	Delaware
Helix Offshore International Holdings S.à r.l.	Grand Duchy of Luxembourg
Helix Offshore International, Inc.	Texas
Helix Offshore Ltd.	Cayman Islands
Helix Offshore Services A.S.	Norway
Helix Offshore Services Limited	Scotland
Helix Oil & Gas (U.K.) Limited	Scotland
Helix Property Corp.	Texas
Helix Q5000 Holdings LLC	Delaware
Helix Robotics Solutions, Inc.	Texas
Helix Robotics Solutions International Corp.	Texas
Helix Robotics Solutions Limited	Scotland
Helix Subsea Construction, Inc.	Delaware
Helix Well Ops Inc.	Texas
Helix Well Ops (U.K.) Limited	Scotland
Independence Hub, LLC (20% owned)	Delaware
Kommandor LLC	Delaware
Offshore Well Services, S. de R.L. de C.V.	Mexico
Subsea Technologies Group Limited	Scotland